EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Electro Scientific Industries, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-55060, 333-67356, 333-88411, 333-122660, 333-122661, 333-137878, 333-137879, 333-146107, 333-151804, 333-155978, 333-162876, 333-199166, 333-213856, and 333-213857) on Form S-8 of Electro Scientific Industries, Inc. of our report dated June 26, 2015, with respect to the consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows of Electro Scientific Industries, Inc. and subsidiaries, before the effects of the adjustments applied to the segment disclosures as more fully described in Note 25 to the consolidated financial statements for the year ended March 28, 2015, which report appears in the April 1, 2017 annual report on Form 10-K of Electro Scientific Industries, Inc.

/s/ KPMG LLP

Portland, Oregon
June 14, 2017